PRESS RELEASE

                                                  Dataram Corporation
                                                  Mark Maddocks
                                                  Vice President-Finance, CFO
                                                  609-799-0071
                                                  info@dataram.com



                       DATARAM REVISES FINANCIAL RELEASE

PRINCETON, N.J. March 15, 2010- Dataram Corporation (NASDAQ: DRAM) today announced that in a press release dated February 25, 2010, the Company reported on its financial results for its fiscal third quarter and nine months ended January 31, 2010. Subsequently, the Company has reassessed, under the guidelines of the applicable accounting standards, the more likely than not realizability of its deferred tax assets and has concluded that recording a valuation allowance on the Company's deferred tax assets is required. Accordingly, the Company's reported income tax benefit for the three and nine month periods ended January 31, 2010 of approximately $488,000 and $2,158,000, respectively, will each be reduced by approximately $5,769,000 in its filing on Form 10-Q with the Securities and Exchange Commission for the Company's fiscal third quarter ended January 31, 2010.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.